Exhibit 16.1

January 19, 2016

U.S. Securities and Exchange Commission
100 F. Street
Washington, DC 20549 – 7561

Ladies and Gentlemen:

We have read the statements of Advanced Medical Isotope Corporation pertaining to our firm included in Item 4.01 of the Form 8-K dated January 19, 2016 and are in agreement with the statements contained in that document pertaining to our firm.

Sincerely,

/s/ HJ & Associates, LLC

HJ & Associates, LLC